Exhibit 99.1

Contact:

Emily Riley – phone:	215.231.1035
email:	emily.riley@radian.biz

Radian Announces Cash Tender Offers to Purchase Notes due 2019, 2020 and 2021

PHILADELPHIA, September 12, 2017 — Radian Group Inc. (NYSE: RDN) (the “Company”) announced today the commencement of cash tender offers (the “Tender Offers”) for the debt securities in the table below (collectively, the “Notes”) up to an aggregate principal amount of each series such that the aggregate consideration paid by the Company in respect of such series does not exceed the designated “Maximum Series Tender Cap” as set forth in the table below.

Notes	CUSIP/ISIN Nos.	Outstanding Principal Amount	Maximum Series Tender Cap	Tender Offer Consideration(1)(2)	Early Participation Premium(1)	Total Consideration (1)(2)(3)
5.50% Senior Notes due 2019	750236AR2/ US750236AR21	$300,000,000	$150,000,000	$1,030.99	$30.00	$1,060.99
5.25% Senior Notes due 2020	750236AS0/ US750236AS04	$350,000,000	$125,000,000	$1,048.75	$30.00	$1,078.75
7.00% Senior Notes due 2021	750236AT8/ US750236AT86	$350,000,000	$125,000,000	$1,118.75	$30.00	$1,148.75

(1)	Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by the Company.
(2)	Excludes Accrued Interest (as defined below), which will be paid by the Company.
(3)	Includes the Early Participation Premium for Notes validly tendered prior to the Early Participation Time (as defined below) (and not validly withdrawn) and accepted for purchase by the Company.

The Tender Offers for the Notes will expire at 11:59 p.m. New York City time, on October 10, 2017 unless extended or earlier terminated by the Company (the “Expiration Time”). Holders of the Notes must validly tender and not validly withdraw their Notes prior to or at 5:00 p.m., New York City time, on September 25, 2017 unless extended or earlier terminated by the Company (the “Early Participation Time”), to be eligible to receive the applicable Total Consideration, as set forth in the table above under the heading “Total Consideration.” Holders of the Notes who validly tender their Notes after the Early Participation Time but prior to or at the Expiration Time will be eligible to receive the applicable Tender Offer Consideration for such Notes, set forth in the table above, which is equal to the applicable Total Consideration minus the Early Participation Premium. All Notes validly tendered prior to or at the Early Participation Time will have priority over Notes validly tendered after the Early Participation Time.

All Notes validly tendered and accepted for purchase pursuant to the Tender Offers will receive the applicable consideration set forth in the table above, plus accrued and unpaid interest on such Notes from, and including, the applicable last interest payment date with respect to those Notes to, but not including, the applicable Settlement Date (as defined below) (“Accrued Interest”).

Tendered Notes may be withdrawn from the Tender Offers at or prior to 5:00 p.m., New York City time, on September 25, 2017, unless extended by the Company (such date and time, as it may be extended, the “Withdrawal Deadline”). Holders of Notes who tender their Notes after the Withdrawal Deadline, but prior to the Expiration Time, may not withdraw their tendered Notes unless withdrawal rights are otherwise required by applicable law.

The terms and conditions of the Tender Offers are set forth in an Offer to Purchase dated September 12, 2017 (the “Offer to Purchase”). Holders of the Notes are urged to read carefully the Offer to Purchase before making any decision with respect to the Tender Offers.

Acceptance for tenders of the Notes may be subject to proration if the aggregate consideration to be paid in respect of any series of Notes validly tendered and not validly withdrawn is greater than the applicable Maximum Series Tender Cap. Furthermore, if any Tender Offer is fully subscribed as of the Early Participation Time, unless the applicable Tender Offer is amended, holders who validly tender Notes after the Early Participation Time will not have any of their Notes accepted for purchase in the Tender Offer.

The consummation of the Tender Offers is not conditioned upon any minimum amount of Notes being tendered. However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the consummation of an offering of senior debt securities, which the Company is commencing concurrently with the Tender Offers, the net proceeds of which, together with other available cash, will fund the Tender Offers (the “Debt Financing”).

Provided that the conditions to the Tender Offers have been satisfied or waived, and assuming acceptance for purchase by the Company of Notes validly tendered pursuant to the Tender Offers, (i) payment for Notes validly tendered at or prior to the Early Participation Time and purchased in the Tender Offers will be made on the early settlement date (the “Early Settlement Date”), which is expected to occur on September 26, 2017, and (ii) payment for Notes validly tendered after the Early Participation Time, but at or prior to the Expiration Time, and purchased in the Tender Offers will be made on the final settlement date (the “Final Settlement Date”), which is expected to occur on October 11, 2017. The Company reserves the right, but is under no obligation, to increase one or more of the Maximum Series Tender Caps or to otherwise alter the terms of the Tender Offers, subject to compliance with applicable law.

The dealer manager for the Tender Offers is RBC Capital Markets, LLC (the “Dealer Manager”). The information agent for the Tender Offers is Global Bondholder Services Corporation (the “Information Agent”). Any questions regarding the terms of the Tender Offers should be directed to the Dealer Manager at (toll-free) (877) 381-2099 or (212) 618-7822. Any questions regarding procedures for tendering Notes should be directed to the Information Agent at (toll-free) (866) 873-6300 or (for banks and brokers) (212) 430-3774) or 65 Broadway, Suite 404, New York, NY 10006.

This news release shall not be construed as an offer to purchase or sell or a solicitation of an offer to purchase or sell any of the Notes or any other securities. The Company, subject to applicable law, may amend, extend or terminate any or all of the Tender Offers and may postpone the acceptance for purchase of, and payment for, the Notes so tendered. The Tender Offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the Dealer Manager, the Information Agent or the depositary makes any recommendations as to whether holders of the Notes should tender their Notes pursuant to the Tender Offers. Nothing contained herein shall constitute an offer of the debt securities that are the subject of the Debt Financing.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

•	Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance protects lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.

•	Mortgage and Real Estate Services, through its principal services subsidiary Clayton, as well as Green River Capital, Red Bell Real Estate and ValuAmerica. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

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